Exhibit 10.1

ALTA MESA HOLDINGS, L.P.

PERFORMANCE APPRECIATION RIGHTS PLAN

(As Amended and Restated Effective as of September 24,  2014)

1

	2.43.	Plan Year	6
	2.44.	Protection Agreement	6
	2.45.	Securities Act	7
	2.46.	Specified Employee	7
	2.47.	Stockholders Agreement	7
	2.48.	Subsidiary	7
	2.49.	Valuation Date	7

3.	Eligibility for PAR Awards		7

4.	PARs Subject to Plan		8

5.	Plan Administration		8
	5.1.	Authority of the Committee	8
	5.2.	Committee	8
	5.3.	Delegation	9
	5.4.	No Fiduciary Duties	9
	5.5.	Decisions Binding	9
	5.6.	Legal Counsel; Expenses of Plan	10
	5.7.	Indemnification	10

6.	Valuation of Performance Appreciation Rights		10

7.	Vesting		10

8.	Payment for Vested PARs		11
	8.1.	Timing of Payment	11
	8.2.	Final DV of Vested PAR	11
	8.3.	Amount and Timing of Payment upon a Fixed Determination Date	11
	8.4.	Amount and Timing of Payment upon a Liquidity Event	13
	8.5.	Participant Includes Beneficiary	14

9.	Other Adjustments and Changes in PARs		14

10.	Changes in Law or Circumstances		14

11.	Exchange of Incentive Awards		14

12.	Appraisal		14

13.	Funding and Liability of Employer		15

14.	Nature of PARs; No Rights as Equity Owner under the Plan		15

15.	Non-Transferability; Beneficiaries		16

16.	Withholding Taxes		16

1i

17.	No Guarantee of Tax Consequences	16

18.	No Effect on Employment Relationship	16

19.	Profit-Sharing Bonus Arrangement	17

20.	Compensation for Benefit Plans	17

21.	Successors	17

22.	Compliance with Code Section 409A	17

23.	Minors and Incompetents	18

24.	Limitation of Rights	18

25.	No Assignment or Alienation of Benefits	19

26.	Notice	19

27.	Waiver of Breach	20

28.	Interpretive Matters	20

29.	Severability	20

30.	Entire Agreement; Amendment and Termination	20

31.	Governing Law; Jurisdiction	21

32.	Waiver of JuryTrial	21

33.	Offset Rights and Clawback	22

i1i

ALTA MESA HOLDINGS L.P.

PERFORMANCE APPRECIATION RIGHTS PLAN

1.     Purpose

 The Plan is intended to assist the Company in attaining its profit and growth objectives by providing an incentive to key Employees  and Consultants whose individual performances will have a significant impact on whether those objectives are achieved.  The Plan offers an opportunity for receipt of a new incentive type of compensation by key Employees  and Consultants who make significant contributions to increasing the Company’s value, thus aligning the fiscal rewards of such individuals with those of the Company’s owners so that both groups will share common goals and objectives.

The Plan was originally effective as of September 6, 2014.  No PAR Awards were granted under the Plan prior to the effective date of `this amendment and restatement of the Plan.

2.      Definitions

 As used herein, the following terms shall have the following meanings:

2.1.     Affiliate  means, when used with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.  For the purposes of this definition, the terms “controlling, controlled by, or under common control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

2.2      Affiliated Entity    means an entity that is an Affiliate of the Company, as determined by either the Board or the Committee.

2.3      Annual Cap    means 2.50%  multiplied by the quantity equal to FMV minus $400,000,000 (i.e,  [2.50% x (FMV - $400,000,000)]).

2.4      Appraiser    means a Person that is engaged by the Company from time to time to perform a valuation of Fair Market Value.

2.5      Appraisal Date    means the designated date as of which the Appraiser determines Fair Market Value.  It is anticipated that FMV will be computed (a) as of the end of each Plan Year preceding a Plan Year in which there will be a Fixed Determination Date,  (b) upon the occurrence of a Liquidity Event, (c) and/or at such other time or times as may be determined by the Committee in its discretion.

2.6      Beneficiary    means the beneficiary or beneficiaries of a Participant to receive any amounts distributable under the Plan after his death.

2.7       Board  means the governing body of the General Partner of the Company.

2.8       Capital Stock  means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of any Person, but excluding any debt securities convertible into, or exchangeable for, such equity.

2.9       Carryover Determination Date  means January 1 of a Plan Year.

2.10     CEO     means the then-current Chief Executive Officer of the Company.

2.11     Class A Limited Partner  means such term as described in the Agreement of Limited Partnership of Alta Mesa Holdings, LP, as it may be amended from time to time.

2.12     Code  means the Internal Revenue Code of 1986, as amended, and the regulations and other authority promulgated thereunder by the appropriate governmental authority.  References herein to any provision of the Code shall refer to any successor provision thereto.

2.13     Committee  means the Committee appointed under the Plan, which shall be comprised of the full Board, or a committee that is comprised of members of the Board, as selected by the Board in its discretion.

2.14     Company  means Alta Mesa Holdings, L.P., a Texas limited partnership, or its successor in interest.

2.15     Consultant     means a Person who is not an Employee and who, in the opinion of the Committee, is (a) in a position to contribute to the growth or financial success of the Company or any Affiliated entity, (b) is a natural person, and (c) provides bona fide services to the Company or any Affiliated entity, which services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the securities of the Company or an Affiliated Entity.

2.16     Designated Value (or DV)  means the designated value of an outstanding PAR.  The initial DV as of the Grant Date shall be as determined by the Committee in its discretion and stipulated in the PAR Agreement.  Subsequent to the stipulated initial DV, the Committee shall determine the DV of each PAR as of a  Valuation Date.  The DV of a PAR for purposes of a Payment Event resulting from the occurrence of a Liquidity Event shall be based upon the Net Sale Proceeds.  In the event of the Participant’s Fixed Determination Date (before a Liquidity Event) which results in a Payment Event, the Committee will determine the DV of each vested PAR then held by such Participant.  In each case, the DV shall be determined on a per outstanding PAR basis.

2.17     Determination Date  means, as applicable, a Carryover Determination Date or a Fixed Determination Date.

2.18     Dispute  means any dispute, disagreement, claim or controversy arising in connection with, or relating to, the Plan or any PAR.

2.19     Effective Date  means September 24, 2014,  which is the effective date of this amended and restated Plan.

2.20     Employee     means an employee of an Employer, as designated on the Employer’s payroll records, whose compensation is reported on an IRS Form W-2 (or its successor).

2.21     Employer  means the Company or an Affiliated Entity that employs an Employee.

2.22     Employment  means employment with an Employer.  In this regard, neither the transfer of a Participant from employment by an Employer to employment by an Affiliated Entity, nor the transfer of a Participant from employment by an Affiliated Entity to employment by an Employer, shall be deemed to be a separation from service by the Participant.  Moreover, the Employment of a Participant shall not be deemed to have been terminated because of any leave of absence that is authorized by the Employer for any specified period.  The term “Employment” for purposes of the Plan shall include active performance of agreed services by a Consultant for the Company or any Affiliated Entity.  All determinations hereunder regarding Employment, and termination of Employment, shall be made by the Committee in its discretion.

2.23     Employment Termination Date  means the date that the Participant’s Employment with the Employer is terminated for whatever reason.    For purposes of the Plan, the termination of Participant’s Employment shall not, in and of itself, be a Payment Event.

2.24     ERISA  means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other authority promulgated thereunder by the appropriate governmental authority.  References herein to any provision of ERISA shall refer to any successor provision thereto.

2.25     Fair Market Value (or FMV)  means the fair market value of the aggregate interests of all the Class A Limited Partners in the Company, as determined by the Appraiser as of the Appraisal Date.  If, for whatever reason, there is no appraisal performed by an Appraiser, then FMV shall be determined in good faith by the Committee except that, for purposes of calculating the Annual Cap if needed, FMV shall be determined by the Appraiser and may not be determined by the Committee.    FMV resulting from the occurrence of a Liquidity Event shall be based upon the Net Sale Proceeds.

2.26     Fixed Determination Date  means, with respect to a PAR Award, a designated date within the PAR Term that is selected by the Participant.  The Fixed Determination Date must be either the first day of the second, third, or fourth calendar quarter of a year  (i.e., April 1, July 1, or October 1), but not earlier than April 1 of the fifth Plan Year that follows the end of the Plan Year containing the Grant Date for such PAR Award or later than the end of the PAR Term.

2.27     Forfeiture Event     means, in connection with the termination of a Participant’s Employment and resultant forfeiture of his PARs (or the “clawback” of any amount received for his PARs pursuant to Section 33), the termination of the Participant’s Employment due to:  (a) the willful misfeasance or nonfeasance of duty by Participant which is intended to materially injure or has the effect of materially injuring the reputation, business, or business relationships of the Employer or any Affiliate thereof, or any of their respective officers, directors, employees or agents; (b) a breach or violation by Participant of any term of his employment agreement or personal services agreement with the Employer, if any; (c) the conviction of the Participant by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony; (d) the commission by the Participant of any material act of fraud upon the Employer; (e) the misappropriation by the Participant of any funds or other property of the Employer; (f) the knowing engagement by the Participant in any material conflict of interest with the Employer without compliance with the Employer’s conflict of interest policy, as then in effect, or first obtaining the written consent of the Board or the Committee; (g) the Participant improperly divulging trade secrets of the Employer; (h) the engagement by the Participant, without the written consent of the Board or the Committee, in any activity which competes with the business of the Employer or which could result in a material injury to the business, reputation or goodwill of the Employer; (i) the Participant’s breach of any agreement with, or representation, warranty or covenant made to, the Employer, including but not limited to, a non-compete, confidentiality, non-solicitation, work product assignment agreement, or a code or policy of business conduct or ethics; (j)  the Participant’s loss or suspension of any license or registration required or reasonably necessary for the performance of the employment duty functions assigned to the Participant by the Employer; or (k) the Participant had knowledge of any information that would have a material adverse impact on the valuation of the Company or any of its Affiliates, but failed to promptly and properly disclose such information to an officer of the Company, the Committee or the Board.  Pursuant to Section 33, a Forfeiture Event would also result if the Employer obtains information within one year following Participant’s termination of Employment that, if known as of his termination date, would have resulted in the termination of Participant’s Employment due to a Forfeiture Event.

For purposes of this definition of “Forfeiture Event”, no act or failure to act on Participant’s part shall be deemed “willful” unless it is done or omitted by Participant without his reasonable belief that such action or omission was in the best interest of the Company or its Affiliate (assuming disclosure of the pertinent facts, any action or omission by Participant after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be “willful” for purposes of this Plan).

A Forfeiture Event hereunder shall not exist unless and until the Company has delivered to Participant a copy of a resolution duly adopted by a majority of the Committee (excluding Participant if he is then a Committee member for purposes of determining such majority) at a meeting of the Committee called and held for such purpose after reasonable (but in no event less than thirty days’) notice to Participant and an opportunity for Participant, together with his counsel if Participant so desires, to be heard before the Committee, finding that in the good faith opinion of the Committee a Forfeiture Event hereunder does exist, and specifying the particulars thereof.  The determination of the Committee in this respect shall be final and binding; provided, however, this determination shall not prevent Participant from challenging, in any future legal proceeding, the Committee’s determination to the effect that a Forfeiture Event exists or that Participant has failed to cure any act (or failure to act) which formed the basis for the Committee’s determination.  A Participant who is terminated for a Forfeiture Event may receive a written Notice of Termination.

2.28     Founder  means either Michael E. Ellis or Harlan H. Chappelle.

2.29     General Partner  means the general partner of the Company, or its successor in interest.

2.30     Grant Date  means the effective date that a PAR Award is granted to a Participant as set out in his PAR Agreement.

2.31     Liquidity Event  means a “Liquidity Event”, as defined in the Stockholders Agreement.  Notwithstanding the foregoing provisions of this Section 2.31, and only to the extent that any payment or acceleration of compensation under the Plan is subject to taxation under Code Section 409A for nonqualified deferred compensation, the term Liquidity Event shall be construed in accordance with the meaning of the term “change in control event” as set forth in Code Section 409A if such terms are inconsistent, but only to the minimum extent necessary to comply with the meaning of such term under Code Section 409A as determined by the Committee.

2.32     Liquidity Event Date  means the effective date on which the closing or consummation of a Liquidity Event occurs.

2.33     Net Sale Proceeds  means the aggregate amount of cash and non-cash proceeds from a Liquidity Event received by the Class A Limited Partners, or paid to or for the account of the Company  on behalf of the Class A Limited Partners,  which proceeds shall be net of (a) any outstanding debt owed by the Company,  (b) any amounts paid to the Class B Limited Partners or any other class of partners of the Company (other than the Class A Partners) resulting from the Liquidity Event, and (c) any out-of-pocket costs, fees and expenses (including, without limitation, attorneys’ fees, investment banking fees and accountants’ fees) incurred in connection with such Liquidity Event.  Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only if, as and when received.

2.34     Notice of Termination  means a written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s Employment due to a Forfeiture Event, and if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such notice).  The failure by the Employer to provide a Notice of Termination, or to set forth in the Notice of Termination any fact or circumstance that contributes to the showing of a Forfeiture Event, shall not waive any right of the Employer, or preclude the Employer from asserting such fact or circumstance in enforcing the Employer’s rights hereunder.

2.35     PAR Agreement  means a written agreement that is authorized by the Committee and entered into between the Company and the Participant setting forth the terms and conditions pursuant to which a PAR Award is made under the Plan including, without limitation, the Fixed Determination Date selected by the Participant.    A PAR Agreement, and the terms and conditions of any PAR Award, need not be uniform or consistent among all Participants.

2.36     PAR Award    means a grant of one or more PARs to a Participant, subject to the terms and conditions of the Plan and the Participant’s individual PAR Agreement.

2.37     PAR Term  means the time period beginning on the Grant Date and ending on the maximum term of the PAR, as specified in the Participant’s PAR Agreement.  If no PAR Term is expressly specified in the PAR Agreement for a Participant, the PAR Term shall be ten  (10) years from the Grant Date of the PAR.  The PAR Term shall not be affected by the termination of Employment by the Participant, unless due to a Forfeiture Event or as otherwise expressly provided in the Participant’s PAR Agreement.

2.38     Participant  means an Employee or Consultant who has been granted a PAR Award under the Plan, and any PARs granted to him are still outstanding and thus have not been paid, redeemed, forfeited, expired or terminated.

2.39     Payment Event  means the date on which an outstanding and vested PAR Award becomes payable under the Plan.  With respect to a Participant, the date of a Payment Event shall be the earlier of (a) the Liquidity Event Date or (b) the Participant’s Fixed Determination Date that applies to the particular PAR Award.

2.40     Performance Appreciation Right or PAR  means the economic unit by which the Participant’s right to receive compensation under the Plan is measured.  The initial DV of a PAR shall be stipulated upon its Grant Date with any increase or decrease in DV being computed in accordance with the terms and conditions of the Plan, as determined by the Committee.  The PAR is thus an economic unit of measure that is used for purposes of computing any compensation that may be payable under the Plan to a Participant.

2.41     Person  means any individual, firm, corporation, partnership, company, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, or other entity.

2.42     Plan  means the Alta Mesa Holdings, L.P. Performance Appreciation Rights Plan, as it may be amended from time to time.

2.43     Plan Year  means the 12-month calendar year; with the first Plan Year being a short year commencing on the Effective Date and ending on December 31, 2014.

2.44     Protection Agreement  means any agreement between the Participant and the Employer (or its Affiliate) concerning any matters related to the confidentiality of proprietary information, non-competition by Participant, and/or the non-solicitation or non-recruitment of employees or customers by Participant, in such form, and including such terms and conditions, as shall be determined by the Employer (or its Affiliate).

2.45     Securities Act  means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.46     Specified Employee  means an Employee or former Employee as described in Code Section 409A(a)(2)(B)(i), but only to the extent that the stock of the Employer is publicly traded on an established securities market (or as otherwise prescribed under Code Section 409A).

2.47     Stockholders Agreement  means the stockholders agreement entered into as of March 25, 2014, by and among Alta Mesa Investment Holdings Inc., Highbridge Principal Strategies, LLC, and the stockholders named therein, as such agreement may be amended from time to time.

2.48     Subsidiary  means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain;  (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner; and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above.

2.49     Valuation Date  means the date that the DV of an outstanding PAR Award is determined.  The only required Valuation Date for an outstanding PAR shall be upon the occurrence of a Payment Event for a Participant.

3.        Eligibility for PAR Awards

   Employees  and Consultants shall be eligible to be granted PAR Awards.  Participants shall be selected from time to time by the Committee in its discretion.  The number of PARs to be awarded to any Participant, the initial stipulated DV of a PAR, the vesting schedule, if any, for a PAR Award,  and the other terms and conditions of the PAR Award, shall be determined by the Committee, in its discretion, and set out in the PAR Agreement.  The Participant shall select the Fixed Determination Date which shall also be included in the PAR Agreement.

In selecting those Employees and Consultants to become Participants, and in determining the number of PARs and other terms and conditions of the PAR Award, the Committee shall consider the position and responsibilities of the individual, the value of services provided to the Employer, and such other factors as it deems relevant in its discretion.  Any determination made in this respect need not be uniform with respect to any individual Employee or Consultant or any class of Employees or Consultants.

A  Participant must first enter into a PAR Agreement and, in addition if required by the Committee on a case-by-case basis in its discretion, a Protection Agreement (which, at the election of the Committee, may be a separate agreement or be included in the PAR Agreement), as a condition precedent to being granted a PAR Award.  The terms and conditions of a  PAR

Award, including vesting conditions and the Fixed Determination Date, shall be evidenced by a PAR Agreement to be executed by an authorized officer of the Company (other than the Participant), and by the Participant in his individual capacity as an Employee or Consultant.

4.        PARs Subject to Plan

   A total of one million (1,000,000) PARs shall be available for grants of PAR Awards to Participants under the Plan.  The aggregate Designated Value of all 1,000,000 PARs under the Plan, whether held as reserved PARs under the Plan, or issued and outstanding as PAR Awards under the Plan,  shall be equal to ten percent (10%) of the Fair Market Value of the aggregate interests of all of the Class A Limited Partners in the Company.  After the Fair Market Value of the aggregate interests is determined by the Appraiser, the DV of each PAR shall be equal to one ten-millionth (1/10,000,000) of the FMV (i.e.,  [FMV x (10% ÷ 1,000,000)].  Upon the occurrence of a Liquidity Event, the DV of each PAR shall be equal to one ten-millionth (1/10,000,000) of the aggregate interests of all the Class A Limited Partners in the Company as of the Liquidity Event Date.  Any PAR subject to a PAR Award that is forfeited, cancelled or expires unexercised under the terms of the Plan shall again immediately become available for grants of new PAR Awards.  If any PAR is subject to a then outstanding PAR Award, or the PAR is paid out and thus redeemed due to a Payment Event,  such PAR shall reduce the total number of PARs reserved for future grants under the Plan.

5.        Plan Administration

5.1      Authority of the Committee

 The Committee shall have the absolute and discretionary right, power and authority to (a) select Employees  and Consultants to become Participants; (b) determine the number, vesting and duration of PARs awarded to any Participant; (c) determine the gross and net amount payable to a Participant upon a Payment Event; (d) determine the other terms and conditions of PAR grants; (e) change the number of PARs subject to the Plan; (f) construe, construct and interpret the Plan and any outstanding PAR, including, without limitation, resolving any inconsistency, correcting any defect and supplying any omission; and (g) establish, amend, or waive rules for the Plan’s administration.

If, due to errors in drafting, any term or provision of the Plan does not accurately reflect its intended meaning, as demonstrated by prior interpretations or other evidence of intent, or as determined by the Committee in its judgment, such term or provision shall be considered ambiguous and shall be interpreted by the Committee in a fashion consistent with its intent as determined by the Committee.  The Plan may be amended retroactively to cure any such ambiguity.

5.2      Committee

 The responsibility for the administration of the Plan has been assigned to the Committee.  The Board may remove any member of the Committee at any time in its discretion.  A member of the Committee may resign from such position by providing at least 30 days advance notice to the Board unless such notice requirement is waived, in whole or in part, by the Board.  The Board may, in its discretion, appoint another member to the Committee to replace any member who has resigned or been removed from such position.

The Committee shall designate a chairman from among its members who shall preside at its meetings, and shall designate a secretary, without regard to whether that person is a member of the Committee, who shall be responsible for the minutes of the proceedings and all records and documents pertaining to its administration of the Plan.  Meetings shall be held at such times and places as determined by the Committee, and the Committee may hold telephonic meetings.  The Committee may take any action otherwise proper under the Plan by the affirmative vote, taken with or without a meeting, of a majority of its members.  The Committee may authorize any one or more of its members or any officer of an Employer to execute and deliver documents on behalf of the Committee.

Employees who are members of the Committee may be eligible for PAR awards under Section 3.  However, a member of the Committee must recuse himself from any vote or other action involving the Committee that directly pertains to his individual personal interests under the Plan.

The Committee shall manage and oversee the day-to-day administration of the Plan.  The Committee shall maintain such records it deems appropriate for each individual Participant to reflect his interest in each PAR Award granted to him under the Plan.  The Committee may adopt such rules and procedures as it deems necessary or appropriate for administration of the Plan.  When making a determination or calculation, the Committee shall be entitled to rely upon information furnished to it which appears proper without the necessity of any independent verification or investigation.

No member of the Committee shall receive any extra compensation with respect to services performed under the Plan.  The Committee shall have final discretionary and authority under the Plan.  All such decisions, interpretations and other determinations of the Committee shall be final and conclusive on Participants and all other interested Persons.

5.3      Delegation

 The Board or Committee may delegate to other Employees any of the administrative functions relating to the Plan, together with all powers necessary to enable its designee(s) to properly carry out such duties hereunder.  The Company may also engage Appraisers,  attorneys, accountants, recordkeepers, and such other Persons as it deems advisable, in its discretion, to provide services related to the Plan.  The Board, Committee and Employer, as well as any Person to whom any duty or power in connection with the operation of the Plan is delegated, may rely, without further inquiry, upon all valuations, certificates, reports, and opinions furnished by any Appraiser,  attorney, accountant, consultant, recordkeeper, or other Person who has been engaged to perform duties under the Plan.  Moreover, they shall also be fully protected in respect to any action taken, or not taken, in good faith reliance on such valuations, certificates, etc.

5.4      No Fiduciary Duties

 The Board, Employer, Committee and any Employee who is involved with Plan administration, and their selected Appraisers,  attorneys, accountants and other advisors, are not in any type of fiduciary relationship under the Plan with respect to any Participant.

5.5      Decisions Binding

 All determinations by the Committee hereunder shall be final, conclusive and binding on all Persons in all respects, including Employers, Employees, Consultants and Participants.  Any determinations of the Committee with respect to any PAR Award or PAR Agreement need not be uniform or consistent among all Participants, regardless of past practice or whether such Participants are similarly situated.

5.6      Legal Counsel; Expenses of Plan

 The Company or Committee may employ legal counsel, including, without limitation, independent legal counsel or counsel regularly employed by the Company, to provide legal assistance related to the Plan.  All expenses incurred in administering the Plan shall be borne by the Company.

5.7      Indemnification

 Each current or former Employee who is or was a member of the Committee, or any other current or former Employee who acts or acted as an agent or delegate of the Committee or the Company with respect to administrative duties under the Plan, shall be indemnified, defended and held harmless by the Company and each Affiliated Entity, jointly and severally (together, “Employer”), from and against any and all damage, loss, liability, cost and expense that may be imposed upon or incurred by him in connection with, or resulting from, any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan, except for any such act or inaction constituting his intentional misconduct or gross negligence.  Such current or former Employee shall be indemnified by the Employer for all amounts paid by him in settlement thereof, with the Employer’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Employer an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled from the Employer or under any other agreement, as a matter of law, contract or otherwise, or any power that the Employer may have to indemnify them or hold them harmless.  This indemnification provision shall not apply to any Participant solely in his capacity as a Participant.

6.        Valuation of Performance Appreciation Rights

 The Designated Value of a PAR on its Grant Date shall be stipulated by the Committee in the PAR Agreement.  The Designated Value of a PAR for purposes of a  Payment Event shall be determined by the Committee pursuant to Section 8.2.

7.        Vesting

   A Participant shall vest in his PAR Award pursuant to the vesting schedule set forth in the PAR Agreement and subject to the following conditions:

(a)

Forfeiture Event. In the event of a Forfeiture Event for a Participant, any outstanding PAR Award held by such Participant shall automatically become zero percent (0%) vested and immediately forfeitable without the necessity of any further action.

(b)	Termination of Employment. In the event of termination of the Participant’s Employment, (a) any vested PARs held by such Participant on his Employment 10

Termination Date shall remain vested and become payable upon the occurrence of a Payment Event, and (b) any unvested PARs held by such Participant on his Employment Termination Date shall be forfeited and expire without the necessity of any further action.

(c)

Liquidity Event. In the event of a Liquidity Event, (a) any vested PARs held by a  Participant as of the Liquidity Event Date shall become payable upon the Liquidity Event, and (b) any unvested PARs held by the Participant on the Liquidity Event Date shall continue to vest if he is still in Employment at such time pursuant to the vesting schedule set forth in his PAR Agreement.

The payment for any vested PAR shall be made only upon the occurrence of a  Payment Event in accordance with Section 8.  For purposes of clarity, the Payment Event for a vested PAR Award may occur after the Participant’s Employment Termination Date but only if there has been no intervening Forfeiture Event.

8.        Payment for Vested PARs

8.1      Timing of Payment

 Payment for any outstanding and vested PAR Award held by a Participant shall not be made unless and until there is a  Payment Event for the Participant.  If there is a termination of the Participant’s Employment prior to the Payment Event, the payment for any vested PARs as of his termination date will not be made until a Payment Event, unless there is a Forfeiture Event that results in the forfeiture of such vested PARs.

8.2      Final DV of Vested PAR

 Subject to Section 33, upon the occurrence of a Payment Event, the final DV of the Participant’s vested PARs shall be determined by the Committee.  The amount payable to or on behalf of a Participant shall be equal to the increase, if any, between the DV of the PAR as of its Grant Date and the DV of the PAR as of the Valuation Date.

If the Payment Event is due to a Liquidity Event, the Valuation Date will be the Liquidity Event Date based on the DV of the vested PAR as of that date.

If the Payment Event is due to the Participant’s Fixed Determination Date, (a) the Valuation Date shall be the latest Appraisal Date that immediately precedes the Fixed Determination Date even if there was an earlier termination of the Participant’s Employment, and (b) the final DV of the vested PAR shall be determined based on its DV on that Appraisal Date.

8.3      Amount and Timing of Payment upon a  Fixed Determination Date

(a)

Subject to Section 33 and Section 8.3(d), the amount payable to Participant under Section 8.2 upon a Payment Event due to a Fixed Determination Date that occurs before a Liquidity Event shall be paid by the Company in a one-time lump sum payment within sixty (60) days following the Fixed Determination Date.

(b)	Any payments under this Section 8.3 shall be paid in cash, net of applicable tax and any other appropriate withholdings.
(c)	Any payments under this Section 8.3 may, at the discretion of the Company, be subject to the condition precedent of the Company's receipt of a release of claims 11 agreement from the Participant in such form as provided by the Company.  If the Company imposes such a  condition precedent and the release agreement is not executed by the Participant and timely returned in good order to the Company prior to the date of payment under this Section 8.3 (or another deadline that is reasonably imposed by the Company in advance of the payment due date), the entire amount payable to the Participant under the Plan shall be forfeited.  In the event that the period during which the Participant must execute and return the release agreement spans two tax years, the payment will be made in the second taxable year.

(d)

(i) For each Plan Year, the total aggregate amount that may be paid to all Participants under the Plan is the Annual Cap.   The Annual Cap applies to the aggregate of (A) the payments, if any, that are carried over from the prior Plan Year and are due to be paid on the Carryover Determination Date and (B) all amounts due to be paid on Fixed Determination Dates during the current Plan Year.

(ii) If, as of a Determination Date, (A) the aggregate amount due to be paid to all Participants under the Plan for the then-current Determination Date plus (B) the aggregate of amount already paid to Participants under the Plan in the current Plan Year as the result of prior Determination Dates in the same Plan Year, exceeds the Annual Cap, then each Participant shall receive a “Partial Payment”  (as of the payment date described below), which shall be calculated as follows:

Partial Payment = [PDUE / TDUE] x [Annual Cap - TPAID]
“Remainder” = PDUE - Partial Payment

If the Determination Date is a Fixed Determination Date:

 “PDUE”Equals the amount that is payable to the Participant as determined under Section 8.2 for the applicable Fixed Determination Date;

“TDUE”Equals the aggregate amount due to be paid to all Participants as determined under Section 8.2 for the applicable Fixed Determination Date; and

“TPAID”Equals the aggregate amount already paid to Participants under the Plan in the same Plan Year as the result of the Carryover Determination Date and the prior Fixed Determination Dates in the same Plan Year.

If the Determination Date is a Carryover Determination Date:

“PDUE”Equals the amount that is payable to the Participant as carried over from the prior Plan Year for the applicable Carryover Determination Date;

“TDUE”Equals the aggregate amount due to be paid to all Participants as carried over from the prior Plan Year for the applicable Carryover Determination Date;  and

“TPAID”Equals zero (0).  The Carryover Determination Date in a Plan Year precedes all Fixed Determination Dates in that same Plan Year.

(iii) The Remainder of the amount payable to a Participant under this Section 8.3(d) (which is PDUE minus the Partial Payment) shall be made as a one-time lump sum within sixty  (60) days after the Carryover Determination Date for the Plan Year next following the Plan Year in which the Partial Payment was made (subject, however, to this Section 8.3(d)if the aggregate amount to be carried over to such next Plan Year exceeds the Annual Cap for that Plan Year).

(iv) Any delayed payments made pursuant to this Section 8.3(d) shall earn interest at the prime rate (as published in The Wall Street Journal on the business day immediately prior to each payment due date) plus one percent (1.0%).

8.4      Amount and Timing of Payment upon a Liquidity Event

 Subject to Section 33, in the event of a Payment Event due to a Liquidity Event, the amount payable to the Participant under Section 8.2 shall be paid by the Company within thirty (30) days following the date that the Class A Limited Partners receive the Net Sale Proceeds resulting from the Liquidity Event, but not later than within 2½ months following the end of the calendar year in which the Liquidity Event occurred regardless of whether the Class A Limited Partners have received their share of the Net Sale Proceeds by such deadline.

Subject to Section 33, in the event of a Liquidity Event, if consideration other than cash is paid to the Class A Limited Partners, then Participants may, in the discretion of either the Committee or the Board, receive (a) cash, (b) the same form of consideration received by Class A Limited Partners, subject to any contractual or legal restrictions applicable to such consideration, (c) other property as deemed appropriate by either the Committee or the Board, as applicable, or (d) any combination of the foregoing as determined by the Committee or the Board.  Any determinations by either the Committee or the Board as to the fair market value of any consideration received or paid to, by or on behalf of the Company or its Class A Limited Partners, as contemplated hereunder, shall be made in its discretion and shall be conclusive, final and binding on all Persons, absent willful misconduct or bad faith on the part of the Committee or the Board, as applicable.

Any payments under this Section 8.4 shall be paid, net of applicable tax and any other appropriate withholdings.

Any payments under this Section 8.4 may, at the discretion of the Company, be subject to the condition precedent of the Company's receipt of a release of claims agreement from the Participant in such form as provided by the Company.    If the Company imposes such condition precedent and the release agreement is not executed by the Participant and timely returned in good order to the Company prior to the date of payment under this Section 8.4 (or another deadline that is reasonably imposed by the Company in advance of the payment due date), the entire amount payable to the Participant under the Plan shall be forfeited.  In the event that the period during which the Participant must execute and return the release spans two tax years, the payment will be made in the second taxable year.

8.5      Participant Includes Beneficiary

   In this Section  8, references to Participant shall be deemed to include the Beneficiary of a deceased Participant, if applicable.

9.        Other Adjustments and Changes in PARs

 The existence of the Plan or outstanding PARs shall not affect in any way the right and power of the Employer to make or authorize (a) any and all adjustments, capital contributions, recapitalization, reorganizations, mergers, public offerings, or other changes in the Employer’s Capital Stock, capital or profits structure or its business, or any incorporation or combination of the Employer, or the dissolution or liquidation of the Employer; (b) any sale or transfer of all or any part of its assets or business, or the issuance of any securities by the Employer; (c) to enter, or not enter, into a Liquidity Event; or (d) or any other act or proceeding, whether of a similar character or otherwise.

If while there are PARs outstanding, the Company shall effect any subdivision or consolidation of PARs or Class A Limited Partner interests, or any capital readjustment, combination of PARs or Class A Limited Partner interests, recapitalization or other increase or reduction in the number of PARs or Class A Limited Partner interests, then the Committee may take such action as it deems to be necessary or appropriate, in its complete discretion as exercised in good faith, with respect to the effect of such a change on the DV of PARs including, without limitation, making any corresponding and equitable adjustments to the number of, or the DV of, the PARs, all without regard to any consent by Participants.

10.      Changes in Law or Circumstances

 In the event of any change in applicable law or any change in circumstances which results in, or would result in, any dilution of the rights granted under the Plan, or which otherwise warrants an equitable adjustment because it interferes with the intended operation of the Plan, then, if the Committee should so determine, in its discretion, as exercised in good faith that such change equitably requires an adjustment in the number or kind of PARs, an adjustment shall be made by the Committee in accordance with such determination. Such adjustments may include, without limitation, changes with respect to (i) the aggregate number of PARs, and (ii) the DV per PAR.

11.      Exchange of Incentive Awards

   The Committee may, in its complete discretion, permit a Participant to surrender outstanding PARs in exchange for the grant of new PARs, or require holders of PARs to surrender outstanding PARs (or comparable rights under other plans or arrangements) as a condition precedent to the grant of new PARs or other rights or benefits.  No exchange of PARs shall be made under this Section 11 if such surrender causes any PARs to provide for the deferral of compensation in a manner that is subject to taxation under Code Section 409A, unless otherwise then determined by the Committee in its discretion.

12.      Appraisal

 The FMV shall be determined each year as of the Appraisal Date.  To determine FMV, the Appraiser shall use any valuation techniques or methods that it deems to be appropriate in its business judgment.  The Appraiser shall be engaged directly by the Company and enter into a contract with the Company.  The Appraiser shall have no agency, fiduciary, contractual or other relationship with the Participants.  The Participants are not third-party beneficiaries of any services performed by the Appraiser or any valuation report or any other information prepared by, or provided to, the Appraiser.  The Participants shall have no right to review any report or data prepared by the Appraiser.  The FMV shall be determined by the Appraiser, in good faith and in accordance with reasonable commercial standards, by application of a reasonable valuation method and in consideration of such facts that the Appraiser deems to be appropriate in its sole business judgment.    The FMV valuation method may be changed at any time in the discretion of the Appraiser.  In addition, the Company may rely upon valuations of FMV that are conducted in good faith by the Committee for all purposes of the Plan.

13.       Funding and Liability of Employer

 The Plan shall be “unfunded”, particularly for purposes of ERISA and the Code.  No provision of the Plan shall require the Employer, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made, or otherwise to segregate any assets.  Any liability or obligation of the Employer to any Participant with respect to a PAR shall be based solely upon any contractual obligations created by the Plan, and no such liability or obligation of the Employer shall be deemed to be secured by any pledge or other encumbrance on any property of the Employer.  Any amounts which may be set aside by the Employer to meet its obligations under the Plan shall remain the exclusive property of the Employer subject to the claims of the Employer’s secured and unsecured creditors.  The rights of any Participant (and any person claiming under such Participant) shall not rise above or exceed those of an unsecured general creditor of the Employer.  The Board, Employer and Committee shall not be required to give any security or bond for the performance of any obligation that may be created by the Plan.

Although bookkeeping accounts may be established for Participants to reflect their outstanding PAR Awards, any such accounts shall be used merely as a bookkeeping convenience.  The Employer shall not be required to segregate any assets that may at any time be represented by PAR Awards, nor shall the Plan be construed as providing for such segregation.  The Board, Employer, and Committee shall not be deemed to be a fiduciary or trustee with respect to any PARs granted under the Plan.  Any liability or obligation of an Employer to any Participant with respect to a PAR Award shall be based solely upon any contractual obligations that may be created by the Plan, and no such liability or obligation of an Employer shall be deemed to be secured by any pledge or other encumbrance on any property of an Employer.

14.       Nature of PARs; No Rights as Equity Owner under the Plan

 The PARs shall be used solely as a device for the measurement and determination of the amount of any payment.  The PARs shall not constitute or be treated as property or as a trust fund of any kind.  Participants’ rights hereunder are limited exclusively to the right to receive cash or property, as provided in the Plan, and shall confer no voting rights or any similar rights commonly enjoyed by a beneficial owner.  No Participant shall have any rights as a partner or an equity owner of the Employer with respect to any PARs granted under the Plan.  In addition, no actual equity interests shall be issued pursuant to the Plan.  All benefits under the Plan shall be payable solely from the general assets of the Employer, and no separate or special funds shall be established and no segregation of assets shall be made to assure the payment of benefits from the Plan, except as the result of a  Liquidity Event.  The Participants shall have no right, title, or interest in or to any investments which the Employer may make to aid in meeting its obligations under the Plan.  The rights of Participants with respect to PARs shall be limited to those rights which are specifically enumerated in the Plan and their respective PAR Agreements, and such rights shall be for all purposes, unsecured contractual creditor’s rights against the Employer, being on a parity with the rights of all other unsecured general creditors or the Employer.

15.       Non-Transferability; Beneficiaries

 No PAR Award shall be assignable or transferable by the Participant, other than by will or the laws of descent and distribution, or pursuant to a Beneficiary designation.  Each Participant may designate a Beneficiary to whom the payment of PAR Awards will be made upon his death.

Each Participant may, from time to time, designate a Beneficiary(ies) (who may be named contingently or successively) to whom any payment is to be paid in case of the Participant’s death before he receives all of such payment.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Committee (or its delegate) during the Participant’s  lifetime.  A Participant may, from time to time, revoke or change his beneficiary designation by filing a new designation form with the Committee (or its delegate).  The last valid designation received shall be controlling; provided, however, that no beneficiary designation, or change or revocation thereof, shall be effective unless received prior to the Participant’s death and in no event shall it be effective as of a date prior to its receipt.  Notwithstanding any contrary provision of this Section 15, no beneficiary designation made by a married Participant, other than one under which the surviving lawful spouse of such Participant is designated as the sole 100% primary beneficiary, shall be valid and effective without the prior written consent of such spouse to the designation of another primary beneficiary.

In the event of Participant’s final divorce from his spouse that occurs prior to his death, the Participant’s prior designation of his former spouse as his Beneficiary hereunder shall be automatically revoked without the necessity of any further action by the Participant, unless the Participant affirmatively re-designates his former spouse as his Beneficiary by executing a subsequent beneficiary designation form following his divorce.

If no valid and effective beneficiary designation exists at the time of the Participant’s death, or if no Beneficiary survives the Participant, or if such designation conflicts with applicable law, the payments shall be made to the Participant’s surviving lawful spouse, if any, or if there is no surviving spouse, to the executor or administrator of his estate.

If the Employer is in doubt as to the right of any Person to receive such amount, it may direct that the amount be paid into any court of competent jurisdiction in an interpleader action, and such payment shall be a full and complete discharge of any and all liability or obligation of the Plan and Employer in such respect.

16.       Withholding Taxes

 The Employer shall have the power and the right to deduct or withhold, or require a Participant to remit to the Employer, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan or any PAR Award hereunder.

17.       No Guarantee of Tax Consequences

 The Employer, Committee and any other Person do not make any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any Participant or any other Person hereunder.

18.       No Effect on Employment Relationship

 Participation in the Plan shall not confer upon any Employee any right to continue in the Employment of the Employer, nor interfere in any way with the rights of (a) the Employer to terminate the Employment of any individual at any time or (b) the individual to terminate his own Employment at any time.  Such rights shall exist to the same extent as if the Plan had not been adopted.  Nothing in the Plan or any PAR Agreement shall be deemed to confer on any Participant any right to continuous Employment or any other service, or interfere in any way with the right of the Employer to terminate a Participant’s Employment or other service at any time.

19.       Profit-Sharing Bonus Arrangement

 This Plan is designed to provide an ongoing, pecuniary incentive for Participants to produce their best efforts to increase the value of the PARs.  The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s covered employment or beyond.  The Plan is intended to be a cash, profit-sharing, “bonus program” (as described in ERISA Regulation Section 2510.3 2(c) or any successor thereto), and not a pension or welfare benefit plan that is subject to ERISA, and shall be construed accordingly.  All interpretations and determinations hereunder shall be made on a basis consistent with the Plan’s status as a bonus program that is not an employee benefit plan subject to ERISA.

Each PAR represents an interest in a deferred bonus or bonus or other incentive arrangement payment that may be payable in cash under the terms and conditions of the Plan.  No PAR shall be considered a security or derivative security for purposes of any securities laws.  The Company shall not be obligated to issue PARs or payment for any PAR under any PAR Award which would violate any applicable law, rule or regulation.  Each Participant may be required to make representations and warranties, enter into restrictive agreements, or take such other actions as deemed necessary or appropriate by the Company or the Committee to ensure compliance with applicable laws.

20.      Compensation for Benefits Plans

 Unless otherwise specifically and expressly provided in the particular employee benefit plan, or bonus or other incentive arrangement,  as determined by the Committee, any amounts paid to a Participant under the Plan shall not be treated as compensation paid to such Participant for the purposes of any other employee or executive benefit plan, program, agreement or other arrangement maintained by the Company or any Affiliated Entity.

21.       Successors

 All obligations of the Company under the Plan shall be binding on any successor in interest to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise.  In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor to all or substantially all of the Company's business or assets (whether direct or indirect and whether by purchase, reorganization, merger, share exchange, consolidation, or otherwise) to expressly assume and agree to perform the Company's obligations under the Plan to the same extent, and in the same manner, as the Company would be required to perform if no such succession had occurred.  The Plan shall be binding upon, and inure to the benefit of, any successor to the Company.

22.       Compliance with Code Section 409A

 To the extent the Plan provides for nonqualified deferred compensation that is subject to, and not exempt under, Code Section 409A, it is intended to comply with the applicable provisions of Code Section 409A.  The Plan is intended to be written, administered, interpreted and construed in a manner such that no benefit under the Plan becomes subject to (a) the gross income inclusion set forth in Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth in Code Section 409A(a)(1)(B) (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  The Participants, by participation in the Plan, consent to any amendment of the Plan that the Company may reasonably make in furtherance of such intention, and the Company shall provide, or make available to, the Participants a copy of any such amendment.  Further, to the extent that any terms of the Plan are ambiguous, such terms shall be interpreted as necessary to comply with Code Section 409A, or an exemption under Code Section 409A, to the extent applicable.  For purposes of the Plan, the termination of a Participant’s Employment shall not result in the payment of any amount hereunder that is subject to, and not exempt under, Code Section 409A, unless such termination of employment constitutes a “separation from service” as defined under Code Section 409A.

Notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided herein would be subject to the Section 409A Penalties because the timing of such payment is not delayed as provided in Code Section 409A for a Specified Employee, then if the Participant is a Specified Employee, any such payment that the Participant would otherwise be entitled to receive during the first six months following his “separation from service” (as defined under Code Section 409A) shall be accumulated and paid, within ten (10) days after the date that is six months following the Participant’s date of “separation from service”, or such earlier date upon which such amount can be paid under Code Section 409A without being subject to the Section 409A Penalties, such as, for example, upon the Participant’s death.

23.       Minors and Incompetents

 Whenever the Company is authorized or directed by the provisions of the Plan, including a Beneficiary designation pursuant to Section 15, to direct the payment of funds to a minor or an incompetent, the Company shall be authorized to direct payment of such funds to a parent of such minor, to a guardian of such minor or incompetent, or directly to such minor, or to apply such funds for the benefit of such minor or incompetent in such manner as it determines to be appropriate in its discretion.  The Company shall not be liable for any such action taken in good faith.

24.       Limitation of Rights

 Nothing in this Plan shall be construed to:

(a)	Give any Employee or Consultant any right to be a Participant unless and until such individual is selected by the Committee and a PAR Agreement is fully executed by the Participant and the Company.
(b)

Give any Participant or any other Person any interests or rights, other than as an unsecured general creditor of the Employer, with respect any compensation attributable to a PAR Award, until such amount is actually distributed to him;

(c)	Limit in any way the right of the Employer to terminate a Participant’s Employment;

(d)	Give a Participant or any other Person any interest (including any equity interest) in the Employer or in any specific asset of the Employer;
(e)

Be evidence of any agreement or understanding, express or implied, that the Employer will employ a Participant in any particular position, at any particular rate of remuneration, or for any particular time period; or

(f)	Create a fiduciary relationship between the Participant and the Board, Committee or Employer.

25.       No Assignment or Alienation of Benefits

 No PAR or other right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void.  No benefit provided hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Person entitled to receive such benefits unless and until it is actually paid out under the Plan and received by such Person.

The withholding of taxes from benefit payments hereunder; the recovery under the Plan of overpayments of benefits previously made to a Participant; the transfer of benefit rights from the Plan to another plan; the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation); shall not be construed as an assignment or alienation for purposes of the first paragraph of this Section 25.

The first paragraph of this Section 25 shall not preclude (a) a Beneficiary from receiving the transfer of any outstanding PARs held by the Participant at the time of his death, or any benefit payable hereunder upon a Participant’s death, or (b) the executors, administrators, or other legal representatives of the Participant or his estate from assigning any rights hereunder relating to any PARs or amounts payable to the Person or Persons entitled thereto.

In the event that any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Company may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan.  During the pendency of said action, any benefits that become payable shall be held by the Company or, if the Company prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

26.       Notice

 Each notice or other communication required or permitted under the Plan (“Notice”) shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other party at the current address for that party, or at such other address as the recipient has designated by Notice to the other party.

Each Notice so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail, shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt

(with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly provided Notice to the other party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 4:00 p.m. (local time) on a business day at the receiving location, the notice or other communication shall be deemed given, received, and effective on the next business day.

27.       Waiver of Breach

 No waiver by an Employer of a breach of any provision of the Plan by any Participant, or of compliance with any condition or provision of the Plan to be performed by the Participant, will operate or be construed as a waiver of any subsequent breach by the Employer of any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of the Employer to take any action by reason of any such breach will not deprive the Employer of the right to take action at any time while such breach continues.

28.       Interpretive Matters

 In the interpretation of the Plan, except where the context otherwise requires:

(a) “including” or “include” does not denote or imply any limitation;
(b) “or” has the inclusive meaning “and/or”;
(c) the singular includes the plural, and vice versa, and each gender includes each of the others;
(d) captions or headings are only for reference and are not to be considered in interpreting the Plan;
(e) “Section” refers to a Section of the Plan, unless otherwise stated in the Plan; and
(f) a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.

29.       Severability

 In the event that any provision of the Plan shall be held illegal, invalid or unenforceable for any reason, such term or provision shall be fully severable, but shall not affect the remaining terms and provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable term or provision was not included herein.

30.       Entire Agreement; Amendment and Termination

 The Plan contains the entire agreement of the Employer with respect to the PARs and all other matters covered herein; moreover, the Plan supersedes all prior and contemporaneous agreements, promises representations, and understandings, oral or written, between the Employer and the Participants concerning such matters.  The Plan may be amended, waived, or terminated by the Company only by a written instrument that is (a) identified as an amendment, waiver or termination hereto and (b) approved or ratified by the Board or by the Committee, in its discretion.

No amendment, change, termination or other modification of an outstanding PAR Agreement shall be valid or binding upon the Employer or the Participant, unless such modification is in writing and signed by such parties; provided, however, that the Company may amend or modify the PAR Agreement without the Participant’s consent if the Company determines, in its discretion, that such change is necessary for purposes of compliance with, or an exemption from, the requirements of Code Section 409A.

31.       Governing Law; Jurisdiction

 All matters or issues relating to the interpretation, construction, validity, and enforcement of the Plan shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than the State of Texas, except as preempted by applicable federal law.

The Company and the affected Participant or Beneficiary, and any other party to a Dispute arising under or otherwise affecting the Plan, (a) hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of Texas or the state courts of competent jurisdiction for the State of Texas, each of which is located in the City of Houston, Harris County, Texas, for the purpose of hearing or litigating any and all Disputes, claims, controversies or disagreements (each a “Legal Action”) between such parties relating to or arising, in whole or in part, under or in connection with, the Plan, a PAR Agreement or any PAR, (b) hereby waives and agrees not to invoke, by way of motion, as a defense or otherwise, in any such Legal Action, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that such party’s property is exempt or immune from attachment or execution, that any such Legal Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens or inconvenient forum, or should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that the Plan or the PAR Agreement may not be enforced in or by such court, and will not assert that venue should properly lie in any other location, and (c) hereby agrees not to commence any such Legal Action other than before the above-named courts.  Notwithstanding the previous sentence, a party may commence any Legal Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.  Nothing in this Plan shall prevent either party to a Legal Action from applying to a court that would otherwise have jurisdiction for provisional or interim measures, including but not limited to any claim for preliminary injunctive relief.

32.       Waiver of Jury Trial

 THE COMPANY AND EACH PARTICIPANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THE PLAN OR ANY PAR, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE COMPANY AND EACH PARTICIPANT AGREES THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THE PLAN OR ANY PAR AWARD SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

33.       Offset Rights and Clawback

   Notwithstanding anything contained herein or in any PAR Agreement to the contrary, the Company shall have the right to offset any amounts payable to a Participant under Section 8 from and against any amount owed to the Company or any Affiliate by the Participant to the extent permitted under Code Section 409A.

Notwithstanding anything contained herein or in any PAR Agreement to the contrary, if the Participant engaged in a Forfeiture Event for which the Company did not have actual knowledge as of the date of Participant's termination of Employment, with such Forfeiture Event occurring or being discovered either during his Employment or within one (1) year after his Employment terminates for any reason, then, in such event, the following rules shall apply under the Plan with respect to such Forfeiture Event.  In the event that the Committee determines, in its sole and absolute discretion as exercised in good faith, that the Participant engaged in or incurred a Forfeiture Event, the Committee may, if any payment has been made to such Participant for his vested PARs, direct the Employer (or its successor in interest) to send a notice of recapture (a “Recapture Notice”) to such Participant.  Within thirty (30) days after receiving the Recapture Notice, the Participant (or his Beneficiary, if applicable) must deliver to the Employer a cash payment in an amount equal to the amount he received for such PARs, unless the Recapture Notice demands repayment of a lesser sum.  All repayments hereunder shall be net of the taxes that were withheld by the Employer on such PARs.  Notwithstanding the foregoing, the provisions of this Section 33 regarding recapture upon post-termination knowledge of a Forfeiture Event shall not apply after the occurrence of a Liquidity Event, and thus no recapture hereunder is available after a Liquidity Event.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed the Plan, to be effective as of the Effective Date.

GENERAL PARTNER

ALTA MESA HOLDINGS GP, LLC
(a Texas limited liability company)

	By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle, Chief Executive Officer

	Date:	September 24, 2014

CLASS A LIMITED PARTNERS

ALTA MESA RESOURCES, LP
(a Texas limited partnership)

By:	Alta Mesa Resources GP, LLC,
(a Texas limited liability company as
its sole general partner)

	By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle, Chief Executive Officer

	Date:	September 24, 2014

GALVESTON BAY RESOURCES HOLDINGS, LP
(a Texas limited partnership)

By:	Galveston Bay Resources Holdings GP, LLC
(a Texas limited liability company as
its sole general partner)

	By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle, Chief Executive Officer

	Date:	September 24, 2014